Exhibit 99.1

Motus GI Granted 180-Day Extension to Meet NASDAQ Minimum Bid Price Requirement

FORT LAUDERDALE, FL, February 24, 2022 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today announced that the Company received written notification from the Listing Qualification Department of The NASDAQ Capital Market (“Nasdaq”) granting the Company’s request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Rule”). The Company now has until August 22, 2022 to meet the requirement.

Nasdaq’s extension notice has no immediate effect on the continued listing status of the Company’s Common Stock on the Nasdaq Capital Market under the symbol “MOTS”.

If at any time until August 22, 2022, the bid price of the Company’s Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive trading days, the Company will regain compliance with the Rule, and the matter will be closed.

The Company was first notified by Nasdaq of its failure to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days under Nasdaq Listing Rules 5550(a)(2) on August 24, 2021 and was given until February 21, 2022 to regain compliance.

If the Company does not meet the minimum bid requirement during the additional 180-day extension, Nasdaq will provide written notification to the Company that its Common Stock will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. The Company would remain listed pending the Panel’s decision. There can be no assurance that if the Company does appeal a subsequent delisting determination, that such appeal would be successful.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s ability to meet the minimum bid price requirement on Nasdaq, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, possible or assumed future results of operations, business strategies, potential grow opportunities, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 16, 2021, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Troy Williams

LifeSci Advisors

(518) 221-0106

twilliams@lifesciadvisors.com